Exhibit 5.2

[Letterhead of Conyers Dill & Pearman Limited]

11 October 2011

Forbes Energy Services Ltd. 3000 South Business Highway 281 Alice, TX 78332 USA	DIRECT LINE: E-MAIL: OUR REF:	(+441) 278-7969 michael.frith@conyersdill.com MGF/kmj/corpdocs.273342

Dear Sirs,

Re: Forbes Energy Services Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with its discontinuance from Bermuda and its continuance in the State of Texas, and in connection with the issuance by the Company of Common Shares of the Company (the “Common Shares”) and Series B Senior Convertible Preferred Shares of the Company (the “Series B Shares” and together with the Common Shares, the “Shares”), the issuance by the Company to the holders of Common Shares of certain rights (the “Rights”) to acquire Series A Junior Participating Preferred Shares, par value US$0.01 each in the Company (the “Series A Shares”), and the four-to-one consolidation of its Common Shares (the “Consolidation”) in order to increase the bid price of such common shares. We have also acted as special legal counsel in Bermuda to the Company in connection with its filing of a post-effective amendment No. 1 to the registration statement on Form S-4/A dated 11 October 2011 (the “Registration Statement”)

For the purposes of giving this opinion, we have reviewed a Rights Agreement between the Company and CIBC Mellon Trust Company dated 19 May 2008 (the “Rights Agreement” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 13 April 2011, resolutions passed at meetings of its directors held on 19 May 2008 and 11 August 2011 and written resolutions of its directors dated 22 October 2008, 4 December 2009, 17 May 2010, 2 September 2010 and 11 April 2011 (collectively, the “Resolutions”). We have also reviewed, and relied without verification or investigation, on officer’s certificates dated 1 July 2011 and 12 August 2011, executed by the Assistant Secretary of the Company, confirming that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, that the Resolutions remain in full force and effect and have not been rescinded or amended and that upon issuance of the Shares, the Company received consideration for the full issue price thereof being equal to at least the par value thereof. We have also reviewed such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the capacity, power and authority of each of the parties to the Rights Agreement, other than the Company, to enter into and perform its respective obligations under the Rights Agreement; (c) the due execution and delivery of the Rights Agreement by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (d) the accuracy and completeness of all factual representations made in the Rights Agreement and other documents reviewed by us; (e) that the Company is entering into the Rights Agreement pursuant to its lawful business; (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (g) the validity and binding effect under the laws of the State of Texas (the “Foreign Laws”) of the Rights Agreement which is expressed to be governed by such Foreign Laws in accordance with its terms; (h) that on the date of entering into the Rights Agreement the Company was and after entering into the Rights Agreement the Company will be able to pay its liabilities as they become due; (i) that the board of directors of the Company has exercised the power to adopt the Rights Agreement for a proper purpose.

The obligations of the Company under the Rights Agreement (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any specific provision of the Rights Agreement.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

The term “validly issued” when used herein in connection with the issuance of Common Shares and Series B Shares means, inter alia, that such issuance has been duly authorised by all necessary corporate action on the part of the Company.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Company was duly incorporated and, as of 12 August 2011 (the “Discontinuance Date”), existing under the laws of Bermuda in good standing (meaning solely that it had not as of the Discontinuance Date failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	Based solely upon a review of the Register of Members in respect of the holders of Common Shares of the Company dated as of 8 April 2011 and certified by the Assistant Secretary of the Company on 12 April 2011, and of the Register of Members in respect of the holders of Series B Shares dated as of 13 April 2011 and certified by the Secretary of the Company on 13 April 2011, the issued share capital of the Company, prior to the Consolidation, consisted of 83,673,700 Common Shares, and 588,059 Series B Shares, each of which is validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.	The execution of the Rights Agreement and the issuance of the Rights have been validly authorized by all necessary corporate action on the part of the Company.

4.	As of the Discontinuance Date, the laws of Bermuda permitted the Company to discontinue under the laws of Bermuda and continue in the State of Texas.

5.	As of the Discontinuance Date, the Company had the necessary corporate power and authority to discontinue under the laws of Bermuda and to continue in the State of Texas.

6.	As of the Discontinuance Date, the Company had taken all corporate action required under the laws of Bermuda to authorise the Discontinuance under the laws of Bermuda and its continuance in the State of Texas.

7.

As of the Discontinuance Date, no order, consent, approval, licence, authorisation or validation of or exemption by any government or public body or authority of Bermuda or any sub-division thereof was required to authorise the discontinuance of the Company under the laws of Bermuda and its continuance in the State of Texas.

8.	The effective date of the discontinuance of the Company is the date that the Company’s continuance in the State of Texas was effective pursuant to the laws of the State of Texas and the discontinuance and continuance of the Company shall not be deemed to operate to:

a.	create a new legal entity; or

b.	prejudice or affect the continuity of the Company.

9.	The Company has taken all corporate action required under the laws of Bermuda to authorise the Consolidation.

We hereby consent to the reference to our firm under the heading “Validity of the Capital Stock” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited